Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. TEK Park #5 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-02
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS
FOURTH QUARTER AND 2006 YEAR END RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — January 26, 2007. .. . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported financial results for the fourth quarter of 2006, as well as the full year 2006.  The Partnership’s net income for the fourth quarter of 2006 was $35.8 million, or $0.75 per LP unit, compared with net income of $27.6 million, or $0.72 per LP unit, reported for the fourth quarter of 2005.  Revenue in the fourth quarter of 2006 increased to $128.0 million from revenue of $108.3 million in the fourth quarter of 2005.  Operating income increased in the fourth quarter of 2006 to $47.5 million from $43.6 million in the fourth quarter of 2005.  Net income per LP unit in the fourth quarter of 2006 reflects an increase in the average number of LP units outstanding to 39.5 million from an average of 38.0 million LP units outstanding in the fourth quarter of 2005.  In addition, as described below, net income in the fourth quarter of 2006 was $6.6 million higher than net income would have been had the Partnership’s incentive compensation agreement not been amended.

Pipeline volumes in the fourth quarter of 2006 were 1,473,400 barrels per day compared to 1,420,600 barrels per day in the fourth quarter of 2005.  Costs and expenses in the fourth quarter of 2006 were $80.5 million compared to $64.7 million in the fourth quarter of 2005.

The Partnership reported net income for the full year 2006 of $110.2 million, or $2.64 per LP unit.  The Partnership’s net income in 2005 was $100.0 million, or $2.69 per LP unit.  Revenue in 2006 increased to $461.8 million from revenue of $408.4 million in 2005.  Operating income in 2006 also increased to $177.1 million from operating income

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of $161.3 million reported for 2005.  Net income per LP unit in 2006 reflects an increase in the average number of LP units outstanding to 39.2 million from an average of 36.9 million LP units outstanding during 2005.

The Partnership’s reported net income reflects an amendment of the incentive compensation agreement between the general partner and the Partnership which changed the incentive compensation paid to the general partner from a compensation payment to a partnership distribution, effective as of the fourth quarter of 2006, as described in the Partnership’s Form 10-Q for the period ended September 30, 2006.  Accordingly, net income for 2006 was $6.6 million higher than it would have been if the incentive compensation agreement had not been amended.  The impact of this change on income allocable to the Partnership’s limited partners and earnings per LP unit was not material.  In addition, the foregoing financial results for 2006 reflect amounts attributable to the Partnership’s acquisition of pipelines and terminals from ExxonMobil in May 2005, and the acquisition of the Wattenberg NGL pipeline system from BP Pipelines in January 2006.

The Board of Directors of Buckeye GP LLC also declared a regular quarterly partnership cash distribution of $0.7875 per LP unit payable February 28, 2007, to unitholders of record on February 6, 2007.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per LP unit to an indicated annual cash distribution level of $3.15 per LP unit.  This is the 80th consecutive quarterly cash distribution paid by the Partnership.

The Partnership also reported that on January 16, 2007 it completed the purchase of two petroleum product terminals located in Woodhaven, Michigan and Flint, Michigan from ExxonMobil.

W. H. Shea, Jr., President and Chief Executive Officer of Buckeye, stated, “We are pleased to announce an increase in revenue and operating income in the fourth quarter of 2006 and full year 2006 compared with the comparable periods in 2005.  We are also pleased to announce another increase in our quarterly cash distribution to unitholders.  In addition, the Partnership’s recent acquisition of two product terminals in Michigan will augment our growing terminal business.”

The Partnership will host a conference call to discuss the fourth quarter and 2006 year end results on Monday, January 29, 2007 at 11:00 a.m. Eastern Time.  Interested parties are invited to listen via the Internet, on either a live or replay basis at:  http://www.videonewswire.com/event.asp?id=37510.  A replay will also be available through February 2, 2007 by dialing (800) 642-1687 Code: 6994108.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline.  The Partnership also owns and operates 47 refined petroleum products terminals with an aggregate storage capacity of approximately 19.1 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 2,500 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; (14) interest rate fluctuations and other capital market conditions; (15) unanticipated capital expenditures and operating expenses to repair or replace the Partnership’s assets; (16) availability and cost of insurance on the Partnership’s assets and operations; (17) expansion in the operations of the Partnership’s competitors; (18) shut-downs or cutbacks at major refineries that use the Partnership’s services; and (19) the treatment of the Partnership as a corporation for federal income tax purposes or if the Partnership becomes subject to entity-level taxation for state tax purposes.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

Buckeye - 2006 Fourth Quarter

BUCKEYE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per unit amounts)

(Unaudited)

	Three Months		Twelve Months
	Ended		Ended
	December 31		December 31
	2006	2005	2006	2005
Revenue	$128.0	$108.3	$461.8	$408.4

Costs and expenses:
Operating expenses	64.2	50.2	221.5	192.0
Depreciation and amortization	11.3	9.7	44.0	36.8
General and administrative	5.0	4.8	19.2	18.3
Total costs and expenses	80.5	64.7	284.7	247.1

Operating income	47.5	43.6	177.1	161.3

Other income (expenses):
Investment and equity income	2.1	1.6	7.3	6.0
Interest and debt expense	(13.4)	(11.1)	(52.1)	(43.4)
General partner incentive compensation	—	(5.5)	(18.3)	(20.2)
Minority interest and other	(0.4)	(1.0)	(3.8)	(3.7)
Total other income (expenses)	(11.7)	(16.0)	(66.9)	(61.3)

Net income	$35.8	$27.6	$110.2	$100.0
Net income allocated to General Partner	$6.3	$0.2	$6.8	$0.7
Net income allocated to Limited Partners	$29.5	$27.4	$103.4	$99.3
Net income per LP unit	$0.75	$0.72	$2.64	$2.69

Average number of LP units	39.5	38.0	39.2	36.9

Pipeline Operating Data:

Volume (thousand barrels / day)	1,473.4	1,420.6	1,450.3	1,385.0

Barrel-miles (billions)	17.9	17.2	69.9	66.7

Average tariff rate (cents / barrel)	62.3	57.3	60.0	56.6

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